Exhibit 10.8

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) by and between iDcentrix, Inc., a Delaware corporation (“iDcentrix” or the “Company”), and Francine Dubois (“Dubois”), is effective as of February 5, 2007.

RECITALS

A.     The Company has employed Dubois as its President and CEO pursuant to an Employment Agreement dated January 3, 2007, and desires to provide Dubois with the opportunity to acquire a substantial equity interest in the Company in order to further incentivize Dubois’ performance in such capacity, and Dubois desires to obtain such an equity interest.

B.        The Company and Dubois desire to provide a means whereby iDcentrix or assignees of iDcentrix may repurchase the shares issued to Dubois pursuant to this Agreement in the event Dubois’ service with the Company is terminated.

C.        This Agreement is not intended to be issued under, or governed by the terms of, the 2007 Equity Participation Plan (the “Plan”) of the Company except to the extent that any of the terms of such Plan are specifically referred to or incorporated in the provisions of this Agreement.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto covenant and agree as follows:

1.          Purchase of Shares by Dubois. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to sell to Dubois and Dubois agrees to purchase from the Company, five hundred thousand (500,000) shares (the “Shares”) of its common stock (“Common Stock”) at a price of ten cents (U.S. $.10) per share (“Original Purchase Price”). The parties agree and understand that the Original Purchase Price has been determined to be the fair market value of the Shares on the date of this Agreement. In consideration of the sale of the Shares, Dubois agrees to pay to the Company the Original Purchase Price in accordance with the terms of a promissory note (the “Note”), the form of which is attached hereto as Exhibit A. Until such Note has been repaid in full, the Shares will be held by the Secretary of the Company, or other designated Escrow Holder under the Pledge Agreement, the form of which is attached hereto as Exhibit B.

2.          Representations and Warranties of the Company. iDcentrix hereby represents and warrants that it is the original issuer of and has full power and lawful authority to sell the shares of the Company, and that except as provided herein, upon delivery of and payment for the Shares, such Shares will be owned free and clear of any liens and encumbrances.

3.          Repurchase of Shares. Dubois acknowledges and agrees that Dubois’ purchase of the Shares is possible only because of Dubois’ continuing relationship with iDcentrix and that iDcentrix has a material interest in limiting the ownership of its shares to persons who otherwise have a substantial interest in its growth and economic success.

(a)       For one (1) year following the date of this Agreement, the Company shall have the right, but not the obligation, to repurchase from Dubois the applicable percentage of the number of Shares sold to Dubois, in accordance with the following table, at the Original Purchase Price, in the event that Dubois’ employment with the Company terminates for any reason, including but not limited to, dismissal, whether or not for cause, resignation, death, or disability:

If Termination Occurs	Percentage of Shares Subject to Repurchase Option

On or before May 15, 2007	100%
After May 15, 2007, but before August 5, 2007	75%
After August 4, 2007, but before November 5, 2007	50%
After November 4, 2007, but before February 5, 2008	25%
After February 4, 2008	N/A

(b)       Upon the termination of Dubois’ employment with the Company after February 4, 2008, the Company shall have the right, but not the obligation, to repurchase all shares sold to Dubois pursuant to this Agreement at the fair market value thereof on the termination date, as determined in good faith by the Company’s Board of Directors or its designee, which may be the Committee established to administer the Plan or any other person or group designated by the Board.

(c)       Payment for the Shares shall be made by (i) cancellation of the remaining amount due, if any, as unpaid principal and accrued interest on the Note; and (ii) delivery to Dubois, or Dubois’ legal representative or successor in interest, of a check for the balance of the amount due as purchase price of the Shares under Section 3(a) or 3(b) hereof, as appropriate, within thirty (30) days after notice of repurchase is given by iDcentrix. If the remaining balance of principal and accrued interest owed on the Note exceeds the fair market value of the Shares, Dubois shall have personal liability for a maximum fifty percent (50%) of the excess, as provided in Exhibit A.

(d)       Provided iDcentrix and Dubois are satisfied that delivery of payment pursuant to Section 3(a) hereof has been accomplished, Dubois hereby authorizes and directs iDcentrix and/or its transfer agent, to cancel all certificates representing the Shares and Dubois thereby relinquishes any and all claims thereto.

(e)       Dubois hereby agrees that if necessary, Dubois will execute any application for consent to transfer securities that may be required by the California Department of Corporations or any other regulatory agency having jurisdiction with respect to the transfer of said securities.

4.          Nondisclosure of Information. Any breach of that certain Confidential Information Agreement dated as of ______________, signed by Dubois shall also constitute a material breach hereof.

5.          Termination Upon Public Trading of Stock or Corporate Transaction. iDcentrix and Dubois agree that if either (a) iDcentrix shall become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to the Common Stock and iDcentrix shall have received an opinion of its counsel to that effect; or (b) a Corporate Transaction, to which iDcentrix or the holders of a majority of its outstanding shares of Common Stock (including shares of Common Stock issuable upon conversion of any other class of stock then issued and outstanding) are parties, is anticipated to occur, then and in either such event the rights and obligations of the parties set forth in Section 3(b) shall be cancelled and have no further effect. For purposes of this Agreement, “Corporate Transaction” shall have the meaning described in the Plan.

6.	Tax Matters; Section 83(b) Election.

(a)       The transactions contemplated by this Agreement are intended to constitute purchases of shares of Common Stock of the Company at fair market value. The Company agrees that it will not claim any tax deduction in respect of compensation either at the time that the Shares are issued to Dubois, or at the time of resale, and will provide Dubois with written confirmation of this fact as set forth in Section 1.83-5(b)(2) or other applicable provision of the Treasury Regulations. The Company further agrees that, unless otherwise required by applicable law or regulations, it will not withhold any amounts from other compensation with respect to the shares purchased under this Agreement, and will not file any information returns with the IRS or state tax authorities treating the transactions contemplated by this Agreement hereby as involving the payment of compensation to Dubois. The Company will cooperate with Dubois in connection with a Section 83(b) election.

(b)       Except as set forth in Sections 6(c) and 6(d) hereof, or as may be prescribed by applicable law, all tax consequences to Dubois (including without limitation federal, state, local and foreign income tax consequences) with respect to the Shares (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of Dubois. Dubois shall consult with Dubois’ own personal accountant(s) and/or tax advisor(s) regarding these matters, and Dubois’ filing and payment (or tax liability) obligations. If and only if the Company is held responsible for withholding income, or payroll or similar federal, state, or local taxes and contributions, and related interest and penalties, in connection with any of the transactions contemplated by this Agreement, Dubois will fully indemnify and hold harmless the Company for any such taxes, interest and penalties.

(c)       In the event that, contrary to the expectations of the parties, it is finally determined that Dubois realizes income as a result of the purchase of shares pursuant to this Agreement, the Company may offer to purchase a number of shares then having a fair market value equal to the amount of the aggregate federal and state tax liability so determined, net of any offsets, and including any interest and applicable penalties. If the Company does not make such an offer, the Company will lend Dubois a sufficient amount to satisfy such tax liability (including interest and penalties). The loan will be evidenced by a negotiable promissory note having an original principal amount equal to the total amount of the loan, and will (i) bear interest at the then applicable long-term AFR compounded semi-annually; (ii) mature twelve (12) years from the date of issue (subject to the call right described below); (iii) provide for no payment of interest or principal until the earlier of maturity or the call date (if the option to call is exercised); and (iv) provide for full personal recourse against Dubois should the collateral described below be insufficient to pay all principal and accrued interest. The loan will further be secured by a supplemental pledge of all shares of Common Stock then owned by Dubois.

(d)       If any transaction contemplated by this Agreement results in the making of an “excess parachute payment” within the meaning of Section 280G of the Code, and the liability of Dubois for an excise tax under Section 4999 of the Code or successor provision, the Company will pay to Dubois an additional “gross up” amount such that the amount of any cash or property retained by Dubois, after payment of applicable excise taxes and income taxes on the amount of the payments described in this Section 6(d) equals the net amount that would have been payable to (or value of Shares issued to) Dubois, if Section 4999 or successor provision had not applied.

7.	Stock Acquired for Investment; Legend Conditions.

(a)       Dubois acknowledges that the Shares subject to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Dubois represents and agrees, for Dubois and for any transferees of Dubois, that all shares of Stock issued in accordance with this Agreement are being acquired for investment and not for resale or distribution. Dubois further agrees to furnish evidence satisfactory to iDcentrix including a written and signed Representation Letter substantially in the form attached to this Agreement as Exhibit D that the shares are being acquired in good faith for investment only and not for resale or distribution; provided, however, that the terms and provisions of this Section 7(a) shall not be applicable in the event the shares covered by this Agreement have been registered under the Securities Act.

(b)       In addition to any legend(s) which may be required by federal or state agencies having jurisdiction over the transfer of the Shares and the legend described in Section 7 of Exhibit D hereto, the parties acknowledge and agree that any Shares sold to Dubois pursuant to this Agreement shall contain the following legend printed on the face or back of such share certificate(s) as represented the Shares transferred:

“Transfer of this certificate is subject to the terms of a Stock Purchase Agreement dated as of February 5, 2007, between Shareholder and the Company.”

8.          Subject Headings. The subject headings of the articles, sections, subsections, paragraphs, and subparagraphs of this Agreement are included solely for the purposes of convenience and reference, and shall not be deemed to explain, modify, limit, amplify, or aid in the meaning, construction, or interpretation of any of the provisions of this Agreement.

9.          Amendments. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

10.        Entire Agreement and Waiver. This Agreement and Exhibits A, B, and D attached hereto and incorporated herein by this reference thereto, contain the entire agreement between the parties hereto and supersede all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, not shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

11.        Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other party hereto, nor shall any provision hereof give any entity any right of subrogation against or action over against any party.

12.	Successors and Assigns.

(a)       Neither this Agreement, the Shares, nor any of the rights or obligations hereunder shall be assignable by Dubois to any person other than iDcentrix without the written consent of iDcentrix first obtained, and any attempted assignment without such written consent shall be void and confer no rights upon any third party.

(b)       Notwithstanding the foregoing, Dubois may assign the Shares to a trust over which Dubois has the power of revocation, for the sole benefit of Dubois, Dubois’ spouse, or Dubois’ lineal descendants, without the written permission of the Company, provided (i) Dubois is the sole trustee of such trust empowered to vote or otherwise deal with the Shares in any manner; and (ii) written notice (together with a fully executed Certification of Trust or comparable instrument, as the Board or designated committee thereof may determine in its discretion) is given the Company within thirty (30) calendar days after such Transfer. The trustee shall hold such Shares subject to all the provisions hereof, and shall make no further Transfers other than as provided herein. Upon the death, total disability or termination of employment of the transferor Shareholder, the successor trustee or any co-trustee (and any subsequent transferee) shall be required to sell, transfer or present such Shares for purchase as provided herein, for the price and on the terms hereafter set forth as if such successor trustee and subsequent transferee were the transferor Shareholder. All references herein to “Shares” shall be deemed to include Shares owned by any such successor trustee or subsequent transferee, except that payment for such trustee and transferee Shares shall be made to the trustee and transferee instead of to the original Shareholder or that Shareholder’s estate.

(c)       The purchase rights granted to iDcentrix pursuant to Section 3 hereof may be assigned by iDcentrix, and if they are assigned, payment may be tendered by any assignee(s) of iDcentrix in the same manner as prescribed for the Company.

(d)       Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

13.        Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to the laws of the State of Delaware.

14.        Further Documents. Each party agrees to execute and deliver, at any time and from time to time, upon the request of any other party, such further instruments, papers or documents as may be necessary or appropriate to carry out the provisions hereof, and to take such other action as any other party may reasonably request to effectuate the purposes of this Agreement.

15.        Severability. Should any section, subsection, paragraph, subparagraph, part, term, or provision of this Agreement or any other document required herein to be executed be declared invalid, void or unenforceable, all remaining sections, subsections, paragraphs, subparagraphs, parts, terms, and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

16.        Interpretations and Definitions. The parties agree that each party and his counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. In this Agreement the neuter and masculine gender include the feminine and masculine and the singular number includes a corporation, partnership, firm, trust or association whenever the context so requires.

17.        Remedies Not Exclusive and Waiver. No remedy conferred upon iDcentrix by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy provided iDcentrix hereunder shall be cumulative and shall be in addition to every other remedy given iDcentrix hereunder or now or hereafter existing at law or in equity. The election by iDcentrix of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

18.        Notices. All notices or other communications provided for by this Agreement shall be in writing and any such notice shall be deemed properly delivered at the earlier of (a) when it is actually received by the person entitled to notice; or (b) on the third business day after it is deposited in the mail, postage prepaid for first-class registered or certified mail, and addressed to the party intended to receive it at the following addresses (or to such other address designated in writing by one party to the other):

the Company:	2101 Rosecrans Avenue, Suite 4240 El Segundo, CA 90245
Copy to:	Thomas S. Loo, Esq. Greenberg Traurig, LLP 2450 Colorado Avenue, Suite 400E Santa Monica, CA 90404

Dubois:	2101 Rosecrans Avenue, Suite 4240 El Segundo, CA 90245
Copy to:	_____________________________ _____________________________ _____________________________ _____________________________

Notices may also be given by transmittal over electronic transmitting devices such as email, facsimile or telecopy machine, if the party to whom the notice is being sent has an appropriate receiving device at the address then established for the party, provided that a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice.

IN WITNESS WHEREOF, Dubois has executed this Agreement, and iDcentrix has caused this Agreement to be executed in its corporate name by officers duly authorized, and its corporate seal to be hereunder affixed and attested by the Secretary as of the day and year first above written, at El Segundo, California.

IDCENTRIX, Inc., a delaware corporation
By:	/s/ FRANCINE DUBOIS
FRANCINE DUBOIS
Its:	Chief Executive officer

By:	/s/ THIERRY WEIBEL
THIERRY WEIBEL
Its:	Secretary and CFO

/s/ FRANCINE DUBOIS
FRANCINE DUBOIS

EXHIBIT A

TO STOCK PURCHASE AGREEMENT

PROMISSORY NOTE

THIS NOTE HAS BEEN ISSUED IN PARTIAL PAYMENT OF THE PURCHASE BY THE UNDERSIGNED FOR SHARES OF IDCENTRIX, INC., AND THE VALIDITY OF THIS NOTE MAY BE CONTROLLED BY, AND ENFORCEMENT AND PAYMENT PURSUANT TO THE TERMS HEREOF MAY BE AFFECTED BY, CHAPTER V OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, OR THE LIMITATION SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF FEBRUARY 5, 2007, OR BOTH.

$50,000.00	February 5, 2007

FOR VALUE RECEIVED, on February 5, 2019 (the “Maturity Date”), the undersigned (the “Maker”) promises to pay to the order of iDCentrix, Inc. or assigns (the “Holder”) at the Holder’s principal office now located at 2101 Rosecrans Avenue, Suite 4240, El Segundo, CA 90245, or at such other place as the Holder may designate in writing, the principal sum of Fifty Thousand Dollars ($50,000.00) (the “Principal Sum”) together with interest at the rate of five percent (5%) per annum, on and subject to the following terms and conditions.

Interest charges shall be computed on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed. All payments of principal and interest shall be made in lawful money of the United States of America. If any sum due hereunder is not paid within ten (10) days following the date when due, Maker shall pay a late charge equal to five percent (5%) of such past due amount.

Maker shall have the right to prepay all or any portion of the principal sum hereof or interest due hereunder at any time without penalty.

This Note is secured by the shares purchased by Maker from Holder (“Pledged Shares”) in iDcentrix, Inc., a Delaware corporation (the “Company”), which have been pledged by Maker to Holder pursuant to a pledge agreement dated as of even date herewith by and between Maker, as debtor, Holder, as secured party (“Pledge Agreement”), and the Escrow Agent (“Escrow Agent”). Maker shall deliver the Pledged Shares to the Escrow Agent concurrently with the execution of this Note by Maker.

Upon the occurrence of an Event of Default (hereinafter defined), the entire unpaid principal amount of this Note, together with accrued interest thereon, and any other sum due or to become due hereunder, shall, at the election of Holder, mature and become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, notice of acceleration, or other notices or demands of any kind, all of which Maker hereby expressly waives. Any of the following events shall constitute an “Event of Default:”

(a)       Maker fails to make any payment due hereunder, and such failure continues for ten (10) days after the date when due; or

(b)	A default or event of default occurs under the Pledge Agreement.

Upon the occurrence of an Event of Default, Holder may exercise any and all available remedies at law or equity. All remedies, either under this Note or by law or otherwise afforded to Holder, shall be cumulative and not alternative, and shall be available to Holder at all times until this Note has been paid and performed in full.

Maker’s personal responsibility to pay the amounts due for principal and accrued interest under this Note, if and to the extent that such amounts exceed the value of the Pledged Shares on the date that the sale of the Pledged Shares occurs or the Pledged Shares are surrendered or delivered to the Holder in partial satisfaction of Maker’s liability, shall not exceed fifty percent (50%) of such excess.

No delay or omission to exercise any right, power or remedy accruing to Holder or any breach or Event of Default of Maker under this Note shall impair any such right, power or remedy of Holder, nor shall it be construed as a waiver of or acquiescence in any such breach or Event of Default, or of or in any similar breach or Event of Default occurring later; nor shall any waiver of any single breach or Event of Default be considered a waiver of any other prior or subsequent breach or Event of Default. Any waiver, permit, consent or approval of any kind by Holder of any breach or Event of Default under this Note, or any provision or condition of this Note, must be in writing and shall be effective only to the extent specifically set forth in that writing.

Maker and Holder intend this Note to conform strictly to the usury laws now or hereafter in force in the State of Delaware or other state having jurisdiction over the matter. If, despite the express intention of Maker and Holder, Holder shall collect monies which are deemed to constitute interest in violation of the usury laws, then all such sums deemed to constitute interest in excess of the legal rate of interest shall be credited to the payment of principal due hereunder.

This Note may be amended only by a written instrument signed by the Maker and Holder.

Any notice or other communication required or permitted hereunder must be in writing. Notice may, unless otherwise provided herein, be given or served (a) by depositing the same in the United States Mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; (b) by delivering the same to such party, or an agent of such party, in person or by commercial courier; or (c) by regular mail, facsimile or other electronic transmission, or other commercially reasonably means addressed to the party to be notified. Notice sent by registered or certified mail in the manner hereinabove described shall be effective from and after the expiration of three (3) days after such deposit or on the earlier of actual receipt. Notice given in any other manner shall be effective only if and when received by the party to be notified. For the purposes of notice, the addresses of the parties shall be as provided in that certain Stock Purchase Agreement dated as of February 5, 2007, by and between Holder and Maker.

This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles. The terms and provisions of this Note shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

If the Holder is required to incur any attorneys’ fees or other costs in order to enforce the terms hereof, the Holder shall be entitled to receive immediate reimbursement from the Maker of such costs, which costs shall be added to the principal of this Note and bear interest at the rate set forth above until paid.

“Maker”:

Francine Dubois

EXHIBIT B

TO STOCK PURCHASE AGREEMENT

PLEDGE AGREEMENT

This Pledge Agreement is made as of February 5, 2007, and is executed by and among Francine Dubois (the “Pledgor”), iDcentrix, Inc., a Delaware corporation (the “Pledgee”), and Thierry Weibel and successors, as secretary of iDcentrix, Inc. (“Escrow Agent”).

Recitals

Pursuant to that certain Stock Purchase Agreement dated as of February 5, 2007 (the “Agreement”), by and among Pledgor, Pledgee and iDcentrix, Inc., a Delaware corporation (the “Company”), Pledgor has purchased Five Hundred Thousand (500,000) shares of the Pledgee’s Common Stock (the “Shares”) at a price of Ten Cents ($.10) per Share, for a total purchase price of Fifty Thousand Dollars ($50,000.00) (the “Purchase Price”). The Pledgor has paid the Purchase Price by delivery to the Pledgee of a promissory note dated as of even date herewith, in the original principal amount of Fifty Thousand Dollars ($50,000.00) (the “Note”).

Agreement

NOW, THEREFORE, for a good and valuable consideration, and in order to secure Pledgor’s obligations to Pledgee under the Note, the parties agree as follows:

1.	Creation and Description of Security Interest.

(a)       In consideration of the transfer of the Shares to the Pledgor under the Agreement and as security for Pledgor’s obligations under the Note, the Pledgor, pursuant to the Delaware Uniform Commercial Code, hereby pledges to Pledgee and grants to Pledgee a security interest in all of Shares (herein sometimes referred to as the “Collateral”) represented by certificate number 2, and herewith delivers such certificate to the Escrow Agent, who shall hold the certificate on behalf of the Pledgee subject to the terms and conditions of this Security Agreement.

(b)       The Shares (together with an executed blank stock assignment or assignments) shall be held by the Escrow Agent on behalf of the Pledgee as security for the repayment of the Note, and any extensions or renewals thereof, and the Escrow Agent shall not encumber or dispose of such Shares except in accordance with the provisions of this Security Agreement.

2.          Pledgor’s Representations and Covenants. To induce the Pledgee to enter into this Agreement, Pledgor represents and covenants to Pledgee, its successors and assigns, as follows:

(a)        Payment of Indebtedness. The Pledgor will pay the principal sum of the Note secured hereby, and interest thereon, at the time and in the manner provided in the Note.

(b)        Encumbrances. The Shares are free of all other adverse claims, encumbrances, defenses and liens (other than restrictions on transfer imposed by applicable securities laws), except for the pledge of the Shares hereunder as security for payment of the Note, and the Pledgor will not further encumber the Shares without the prior written consent of Pledgee.

(c)        Margin Regulations. In the event that the Pledgee’s Common Stock is now or later becomes margin-listed by the Federal Reserve Board and the Pledgee is classified as a “lender” within the meaning of the regulations under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”), the Pledgor agrees to cooperate with the Pledgee in making any amendments to the Note or providing any additional collateral as may be necessary to comply with such regulations.

3.          Voting Rights. During the term of this pledge and so long as all payments of principal and interest are made as they become due under the terms of the Note, the Pledgor shall have the right to vote all of the Shares pledged hereunder. Pledgor hereby grants to Pledgee an irrevocable proxy (which proxy shall be deemed coupled with an interest) to vote the Shares upon the occurrence and during the continuance of a default hereunder or under the Note.

4.          Stock Adjustments. In the event that during the term of the pledge any stock dividend, reclassification, readjustment or other changes are declared or made in the capital structure of the Company, all new, substituted and additional shares or other securities issued by the Company to Pledgor by reason of any such change shall be delivered to Escrow Agent and held for the benefit of Pledgee under the terms of this Agreement in the same manner as the Shares originally pledged hereunder. In the event of substitution of such securities, the Pledgor the Pledgee and the Escrow Agent shall cooperate and execute such documents as are reasonable so as to provide for the substitution of such Collateral and, upon such substitution, references to “Shares” in this Agreement shall include the substituted shares of capital stock of the Company as a result thereof.

5.          Options and Rights. In the event that, during the term of this pledge, subscription options or other rights or options shall be issued in connection with the Shares, such rights and options shall be the property of the Pledgor and, if exercised by the Pledgor, all new stock or other securities so acquired by the Pledgor as it relates to the Shares then held by the Escrow Agent shall be immediately delivered to the Escrow Agent, to be held under the terms of this Agreement in the same manner as the Shares pledged.

6.          Default. The Pledgor shall be deemed to be in default under this Agreement in the event:

(a)	A default shall occur under the Note;

(b)       The Pledgor fails to perform any of the covenants set forth in this Agreement for a period of ten (10) calendar days after written notice thereof from the Pledgee; or

(c)       A bankruptcy or insolvency proceeding is instituted by or against the Pledgor, or a receiver is appointed for the property of the Pledgor; or Pledgor makes an assignment for the benefit of creditors.

In the case of a default, as set forth above, the Pledgee shall have the right to accelerate payment of the entire amount on the Note, and the Pledgee shall thereafter be entitled to pursue its remedies under the Delaware Uniform Commercial Code.

7.          Foreclosure. In the event of any foreclosure of the security interest granted hereby, the Pledgee may sell the Shares at a private sale and may itself repurchase any or all of the Shares. The parties acknowledge that, prior to the establishment of a public market for the Shares of the Company, the securities laws applicable to the sale of the Shares make a public sale of the Shares commercially unreasonable. The parties agree that the repurchasing of the Shares by the Company, or by any person to whom the Company may have assigned its rights hereunder, is commercially reasonable if made at any of the following prices: (a) a price determined by the board of directors of the Company in its discretion, fairly exercised, representing what would be the fair market value of the Shares diminished by any limitation on transferability, whether due to the size of the block of Shares or the restrictions of applicable securities laws; or (b) the book value per Share as recorded on the Company’s books at the end of the last fiscal quarter prior to the date of sale of the Shares upon foreclosure (whether or not such book value per share is unaudited and subject to adjustment); or (c) the price at which the Shares were originally purchased by Pledgor.

8.          Full Payment. Upon full payment by the Pledgor of all amounts due on the Note, the Escrow Agent shall deliver to the Pledgor the certificate or certificates representing the Shares in the Escrow Agent’s possession belonging to the Pledgor, the blank stock assignment and the executed original of the Note marked “canceled” by the Company, and the Escrow Agent shall be discharged of all further obligations hereunder; provided, however, that the Escrow Agent shall nevertheless retain said certificate or certificates and stock assignment as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

9.          Withdrawal or Substitution of Collateral. The Pledgor shall not sell, withdraw, pledge, substitute or otherwise dispose of all or any part of the Collateral without the prior written consent of the Pledgee.

10.        Term. This Agreement shall remain in full force and effect among the parties until the payment of all indebtedness secured hereby.

11.	Escrow Agent Liability.

(a)       The Escrow Agent shall not be liable to any party for any of his or its acts or omissions to act, as the Escrow Agent, unless the Escrow Agent is proved to have acted in bad faith. Any act done or omitted pursuant to the advice of legal counsel, other than an act or omission involving gross or willful negligence, shall be deemed to be done or omitted in good faith.

(b)       The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with its obligations hereunder, and the Escrow Agent may rely upon the advice of such counsel. Such counsel’s reasonable fees and costs shall be borne equally by Pledgor and Pledgee.

(c)       It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to retain in the Escrow Agent’s possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. In addition, upon any dispute the Escrow Agent shall be entitled to engage legal counsel, whose fees and expenses shall be borne equally by Pledgor and Pledgee.

12.        Invalidity of Particular Provisions. Pledgor and Pledgee agree that the enforceability or invalidity of any provision or provisions of this Pledge Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

13.        Successors or Assigns. Pledgor and Pledgee agree that all of the terms of this Pledge Agreement shall be binding on their respective successors and assigns, and that the term “Pledgor” and the term “Pledgee” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators.

14.        Governing Law. This Pledge Agreement shall be interpreted and governed under the laws of the State of Delaware.

15.        Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

16.        Costs and Expenses in Enforcement. Pledgor agrees to pay to Pledgee all reasonable advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Pledgee, except fees and disbursements of the Escrow Agent allocable to Pledgee under Section 11 hereof in exercising any right, power or remedy conferred by this Pledge Agreement, or in the enforcement hereof, regardless of whether an action is filed hereon.

17.        Notices. All notices, requests, demands, directions and other communications provided for hereunder must be in writing and must be personally delivered or mailed to the appropriate party at the address set forth on the signature pages of this Pledge Agreement or, as to any party, at any other address as may be designated by it in a written notice sent to the other parties in accordance with this Section 17. Any notice, request, demand, direction or other communication given by mail will be deemed effective on the earlier of (a) the date of actual receipt by the person intended to receive the notice; or (b) the third calendar day after deposit in the United States mails with first-class, certified or registered mail, postage prepaid. Notice may also be given by transmittal over electronic transmitting devices such as email, facsimile or telecopy machine, if the party to whom Notice is being sent has an appropriate receiving device at the address then established for the party, provided that a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice.

18.        Severability. In case any lien, security interest or other right of Pledgee shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other lien, security interest or other right granted hereby.

19.        Interpretation. If any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied because this Agreement was prepared by or at the request of a particular party or that party’s counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement as of the day and year first above written.

PLEDGOR:

FRANCINE DUBOIS

PLEDGEE:
iDentrix, Inc.
By:
Francine Dubois, CEO
By:
Thierry Weibel, Secretary and CFO

ESCROW AGENT:

THIERRY WEIBEL

EXHIBIT C

TO STOCK PURCHASE AGREEMENT

[INTENTIONALLY OMITTED]

C-1

EXHIBIT D

TO STOCK PURCHASE AGREEMENT

INVESTMENT REPRESENTATION LETTER

Dated As of February 5, 2007

iDcentrix, Inc.

2101 Rosecrans Avenue, Suite 4240

El Segundo, CA 90245

Ladies and Gentlemen:

In connection with the acquisition by Francine Dubois (“Dubois”) of Five Hundred Thousand (500,000) shares of the Common Stock (the “Shares”) of iDcentrix, Inc. (“the Company”), from the Company, Dubois hereby covenants, represents and warrants to you that:

1.         Dubois is acquiring the Shares in good faith for the purpose of investment in iDcentrix, Inc., and neither for the purpose of distributing nor publicly selling the Shares to others; nor for reselling, assigning, pledging or hypothecating the Shares; nor for dividing Dubois’ participation in the Shares, or any portion thereof, with others.

2.         As of the date of this letter, Dubois is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which Dubois intends to sell the Shares.

3.         Dubois further understands and acknowledges that iDcentrix, Inc., has advised Dubois that the sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “Act”), on the ground that this transaction is exempt under Section 4(2) of the Act as not involving any public offering, and that the Company’s reliance on such exemption is predicated in part on representations made by Dubois herein. Dubois further understands and acknowledges that iDcentrix, Inc., has advised Dubois that while Dubois has the right to dispose of Dubois’ own property when and as Dubois sees fit, it is important that Dubois realize that in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for exemption in cases of transactions not involving any public offering would not be present if, notwithstanding the foregoing representation, warranty, and agreement, Dubois had in mind merely acquiring the Shares for resale on the occurrence or non-occurrence of some predetermined event such as, for example, after holding such Shares for the long term capital gain period; or for a market rise; or for sale if the market does not rise; or for a fixed or determinable period in the future.

4.         Further, Dubois recognizes that iDcentrix, Inc., may not comply in the future with the requirements which would permit Dubois to sell the Shares pursuant to Rule 144. In that event, Dubois agrees the Shares may have to be held for an indeterminable period of time and acknowledges that Dubois has reviewed Securities Act Release No. 5226, set out as Appendix 1 to this letter.

5.         The Shares are being acquired by Dubois for Dubois’ own account and there is no present arrangement or agreement for the sale, pledge or hypothecation of the Shares to any other person or firm.

6.         In the event that Dubois at any time contemplates the disposition (whether by sale, exchange, gift or other form of transfer) of the Shares, Dubois will first notify iDcentrix, Inc., of such proposed disposition and Dubois will thereafter cooperate with iDcentrix, Inc., in complying with all applicable requirements of state and federal securities laws which, in the opinion of iDcentrix, Inc., or its counsel, must be satisfied prior to the making of such disposition. Dubois will not sell, hypothecate, or otherwise transfer or dispose of any or all of the Shares unless: (a) the Shares have been registered under the Act; or (b) Dubois delivers to the Company, by an attorney satisfactory to the Company’s legal counsel, a written opinion to the effect that an exemption from registration under the Act is available with respect to such disposition; or (c) the sale shall be governed by the provisions of Rule 144 or any other rule promulgated by the SEC under the Act, in a manner satisfactory to the Company’s legal counsel; or (d) in accordance with the terms of this Agreement.

7.         Dubois hereby confers full authority upon iDcentrix, Inc., to: (a) instruct its transfer agent not to transfer any of the Shares until it has received written approval from iDcentrix, Inc., and its counsel to the effect that Section 6 hereof has been complied with; and (b) affix to the face of the certificate or certificates representing to the Shares a legend with respect to the representations set forth herein in the following form:

The sale, transfer, assignment, pledge or hypothecation of the shares represented by this Certificate has not been registered under the Securities Act of 1933, as amended. These shares may not be sold, transferred, assigned, pledged or hypothecated unless such transaction is duly registered under the Act or unless, in the opinion of counsel for the Company, such transaction is exempt from the registration provisions of the Act. The sale, if any, of these shares shall be governed by the provisions of Rule 144 or any other rule promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

8.         The Shares covered by the above covenants, warranties and representations shall also include any securities into which the above securities may become converted, subdivided or split up, in connection with a merger, reclassification, recapitalization or reorganization of iDcentrix, Inc., and all other securities of iDcentrix, Inc., distributed in connection with a Share dividend on the above securities.

9.         Dubois acknowledges that neither iDcentrix, Inc., nor anyone acting on its behalf has, directly or indirectly, offered any of the Shares, or any similar securities, for sale to, or solicited any offers to buy such Shares from, or otherwise negotiated with, any person or persons in such manner as to bring the offering, issue, or sale of such securities under the registration provisions of the Act.

10.       Dubois further acknowledges that Dubois is familiar with the operations of the Company, has received and inspected recent financial statements of the Company, is a sophisticated investor familiar with making investments of this nature, is aware of the speculative nature of this transaction, has the ability to evaluate the risks and make an informed decision, and is able to bear the economic risks involved.

Dubois understands that iDcentrix, Inc., is relying upon Dubois’ representations and agreements contained in this letter in consummating the sale and transfer of the Shares without registering it under the Act. Therefore, Dubois agrees to indemnify iDcentrix, Inc., against, and hold it harmless from, all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted hereunder.

Very truly yours,

Francine Dubois

APPENDIX 1 TO EXHIBIT D

APPLICABILITY OF ANTI-FRAUD PROVISIONS OF SECURITIES

ACTS TO CERTAIN ACTS AND PRACTICES IN CONNECTION

WITH OFFERING AND SALE OF SECURITIES IN NON PUBLIC

OFFERINGS

SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933, Release No. 5226;

SECURITIES EXCHANGE ACT OF 1934, Release No. 9444

1972 SEC LEXIS 52; 37 FR 600

January 10, 1972

The Securities and Exchange Commission today called attention to the applicability of the anti-fraud provisions of the securities acts to certain acts and practices in connection with the offering and sale of unregistered securities in transactions not involving any public offering -- so called “private offerings”. Such transactions are exempt from registration under Section 4(2) of the Securities Act of 1933 but such exemption does not apply to a public resale of the securities by the purchaser. The Commission is particularly concerned about the position in which the purchasers of securities in such transactions may find themselves when they later desire to resell the securities.

Section 17(a) of the Securities Act of 1933 makes it unlawful in connection with the offer or sale of a security, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder makes it unlawful in connection with the purchase or sale of a security, to make misleading statements or to omit the disclosure of material facts and prohibits other fraudulent or deceptive acts or practices. In the opinion of the Commission, these provisions are violated when an issuer, a person in a control relationship with an issuer, or any other person, in connection with the private placement of securities, fails to inform the purchaser fully as to the circumstances under which the purchaser is required to take and hold the securities.

The Commission regards it as a deceptive act or practice for an issuer, a control person, or any other person to sell unregistered securities in a private transaction without fully informing the purchaser as to the applicable limitations upon the resale of the securities by the purchaser. The seller should inform the purchaser that the securities are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available. It should be pointed out that any routine sales of securities made in reliance upon Rule 144 can be made only in limited amounts in accordance with the terms and conditions of that rule and that in the case of securities to which that rule is not applicable compliance with Regulation A or some other disclosure exemption will be required.

If at the time a private sale of securities is made it is represented to the purchaser that an attempt will be made to register the securities at some future date or that compliance with

Regulation A or some other exemption will be effected, the purchaser should be informed specifically as to the time when and the circumstances under which such attempt to register will be made or compliance with such exemption will be effected. If the issuer is under no obligation to register the securities or to comply with any such exemption, that fact should be made clear to the purchaser. The purchaser should also be informed as to whether the seller will supply the purchaser with any information necessary to enable the latter to make routine sales of the securities under Rule 144.

The Commission strongly recommends the use of restrictive legends on stock certificates and stop-transfer instructions to transfer agents as a means of preventing the illegal sale of privately placed securities (see Securities Act Release 5121), and the purchaser should be informed prior to being committed to purchase the securities whether such a legend will be placed on the certificate or such instructions will be issued.